As filed with the Securities and Exchange Commission on February 18, 1997 Registration No. 333- _______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Fluke Corporation
(Exact Name of Registrant as Specified in Its Charter)

       Washington                             91-0606624
(State of Incorporation)     (I.R.S. Employer Identification Number)

6920 Seaway Boulevard, Everett, Washington 98203  (206) 347-6100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Douglas G. McKnight,
Vice President, General Counsel
Fluke Corporation
6920 Seaway Boulevard
Everett, Washington  98203
(206) 356-5301
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  At such time or times after the effective date of this Registration Statement as the Selling Stockholder shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.    [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.    [X]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier
effective registration statement for the same offering.    [   ]

If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement
for the same offering.    [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [   ]

CALCULATION OF REGISTRATION FEE

Title of Shares     Amount to be    Proposed     Proposed     Amount of
to be Registered    Registered      Maximum      Maximum      Registration
                                    Offering     Aggregate    Fee
                                    Price Per    Offering
                                    Share(1)     Price(1)

Common Stock         305,424        $47.375    $14,469,462    $4,384.69
$.25 par value       shares

 (1) Estimated based upon the average of the high and low prices of Fluke Corporation Common Stock reported on the New York Stock Exchange on February 12, 1997, solely for the purpose of determining the registration fee pursuant to Rule 457(c).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject To Completion, Dated February 18, 1997

PROSPECTUS

Fluke Corporation
305,424 Shares of Common Stock
($.25 Par Value Per Share)

This Prospectus relates to the public offering, which is not being underwritten, of up to 305,424 shares of Common Stock (the "Stock") of Fluke Corporation (the "Company") which may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders") who received the shares pursuant to the merger of DeskNet Systems, Inc. ("DeskNet") with and into the Company (the "Merger"). These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, (the "Act") provided by Section 4(2) thereof. The Company will not receive any of the proceeds from the sale of the shares.

The Stock may be offered by the Selling Stockholders from time to time in transactions in the stock market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the specific number of shares of Stock to be sold, the terms of the offering including the name or names of any such agent, dealer or underwriter, the purchase price paid by any underwriter for the Stock and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Sale of the Stock".

The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Sale of the Stock" herein for a description of indemnification arrangements.

The Common Stock is traded on the New York Stock Exchange under the symbol "FLK." On February 12, 1997, the closing price for the Common Stock was $47.25 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February __, 1997

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such Web site is (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange and reports and other information concerning the Company may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, referred to herein as the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, (the "Securities Act'). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the regulations of the Commission. For further information, reference is hereby made to the Registration Statement. For further information concerning the Company and the Stock offered hereby, reference is made to the Registration Statement and exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commissioner at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commissioner at prescribed rates. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commissioner. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission (File No. 1-5590) are incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the year ended April 26, 1996; (b) the Company's current reports on Form 8-K dated May 29, 1996, June 4, 1996, August 13, 1996 and February 10, 1997; (c) the Company's quarterly reports on Form 10-Q dated July 25, 1996 and October 25, 1996; (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 10, 1995 including any amendment or report filed for the purpose of updating such description; and (e) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the Stock.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for the foregoing materials should be made to the Corporate Secretary, Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington 98203; the telephone number is (206) 356-5301.

THE COMPANY

Fluke Corporation was founded in 1948 and was incorporated under the laws of the State of Washington on October 7, 1953. In August 1993, the Company changed its name from John Fluke Mfg. Co., Inc. to Fluke Corporation. The Company is engaged in the design, manufacture and sale of commercial electronic test and measurement instruments with a focus on the new and growing markets for compact, professional electronic test tools. The Company's products are used in service, manufacturing test and quality functions in a variety of industries throughout the world.

On February 6, 1997, the Company acquired DeskNet Systems, Inc. which was merged with and into the Company. DeskNet develops and manufactures handheld wide area network ATM test tools for the installation and maintenance of ATM equipment and services.

The Company is in a single line of business- the manufacture and sale of compact, professional electronic test tools. Although the products vary in capability, sophistication, use, size and price, they all fundamentally test and measure electrical parameters. The Company is focusing its resources on the professional electronic test tools portion of the electronic instrument market because of the increasing electronic content of products outside the traditional test lab environment and the rapidly increasing demand for more compact tools that can be used at the point of service by technicians who have a wide variety of technical backgrounds.

The principal executive offices of the Company are located at 6920 Seaway Boulevard, Everett, WA 98203, and its telephone number is (206) 347-6100.


THE SELLING STOCKHOLDERS


The 305,424 shares of Common Stock described in this Prospectus are owned by the Selling Stockholders listed below. All of the shares offered were acquired by the Selling Stockholders in connection with the acquisition of DeskNet described above.


                       Beneficial Ownership            Beneficial Ownership
                        Prior to Offering     Shares       After Offering
                          Shares  Percent   Registered    Shares  Percent

Marvin Schildkraut          118      -          118          0       0

Schildkraut Family
Partners, L.P.           42,356     .5       42,356          0       0

Schildkraut
Enterprises, Inc.        33,212     .4       33,212          0       0

Joseph Cohen             42,475     .5       42,475          0       0

Charles Palanzo          43,577     .5       43,577          0       0

Steven Koller            43,577     .5       43,577          0       0

Edward Sztuka            43,577     .5       43,577          0       0

Joel Morrow              43,577     .5       43,577          0       0

Fred Cohen               11,860     .1       11,860          0       0

Anthony Ahearn            1,095      -        1,095          0       0



SALE OF THE STOCK

The Company will receive no proceeds from the sale of the Stock. The Stock offered hereby may be sold by the Selling Stockholders from time to time in transactions in the stock market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

At the time a particular offer of Stock is made, to the extent required, a supplemental Prospectus Supplement will be distributed which will set forth the specific number of shares of Stock to be sold and the terms of the offering including the names or names of the underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of Stock, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available or complied with.


The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Stock may be deemed to be "underwriters" within the meaning of the Act, and any commissions received by them and any profit on the resale of the Stock purchased by them may be deemed underwriting commissions or discounts under the Act.


Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Stock may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sale of shares of the Company's Common Stock by the Selling Stockholders.

The Stock was originally issued to the Selling Stockholders in connection
with the acquisition by the Company of DeskNet.   As part of the
acquisition agreement, the Company agreed to register the Stock under the Act. The Company has agreed to pay all reasonable fees and expenses incident to this offering.


EXPERTS

The consolidated financial statements and schedule incorporated by reference and appearing in Fluke Corporation's Annual Report (Form 10-K) for the year ended April 26, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included and incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the Company by Douglas G. McKnight, Vice President, General Counsel and Corporate Secretary of Fluke Corporation.

SIGNATURE

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints George M. Winn, Douglas G. McKnight, and Elizabeth J. Huebner, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the foregoing power of attorney filed with the original S-3 on February 18, 1997, I sign this amendment to the S-3 Registration No. 333-21933 on this the 25th day of February, 1997.

FLUKE CORPORATION



                    By: /s/ Douglas G. McKnight
                            Douglas G. McKnight